As filed with the Securities and Exchange Commission on July 10, 1998

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              STARBASE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                          33-0567363

  (State or other jurisdiction                                 (IRS employer
of incorporation or organization)                         identification number)

                            18872 MacArthur Boulevard
                                Irvine, CA 92612
                                 (714) 442-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Douglas S. Norman
                Director of Finance and Chief Accounting Officer
                            18872 MacArthur Boulevard
                                Irvine, CA 92612
                                 (714) 442-4400
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                             New York, NY 10036-8735
                                 (212) 704-6050

--------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


                                         Proposed       Proposed
                                          Maximum       Maximum
   Title of each               Amount    Aggregate      Aggregate    Amount of
 class of securities            To Be    Price Per      Offering    Registration
 to be registered            Registered  Unit (1)       Price (1)     Fee (4)
---------------------------  ----------  ---------    ------------  -----------
Common Stock, par value       2,917,871   $1.95315     $5,699,039.74   $1,681.22
$0.01 per share (2)

Common Stock, par value
$0.01 per share (3)           1,475,354   $1.95315 (3) $2,881,587.66   $  850.07
--------------------------------------------------------------------------------
Total                         4,393,225                $8,580,627.40   $2,531.29
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported in the NASDAQ SmallCap Market system on July 7, 1998.

(2) Consists of Common Stock or Common Stock issuable upon the conversion of Series E Preferred Stock (the "Preferred Stock") which is convertible on a one-for-one basis.

(3) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock, par value $0.01 per share.

(4) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; or
      (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      An Exhibit Index appears on page II-7

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY __, 1998

                                   PROSPECTUS

                              STARBASE CORPORATION

                             SHARES OF COMMON STOCK*
                           (par value $0.01 per share)




This Prospectus relates to the sale from time to time by certain persons (the "Selling Stockholders") of 4,393,225 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of StarBase Corporation, a Delaware corporation (the "Company"). See "Selling Stockholders." The Company is not offering any shares of Common Stock hereunder and will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. Included in the number of Shares offered hereby are 1,475,354 shares issuable upon exercise of outstanding warrants held by the Selling Stockholders (the "Warrants"). The Company will receive proceeds represented by the exercise price of the Warrants if exercised by the holders thereof. It is anticipated that the Selling Stockholders will offer such Shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. See "Plan of Distribution." The Selling Stockholders also may sell such Shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SBAS." On July 7, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap Market was $1.9375 per share.

           *The shares of Common Stock offered hereby include the resale of such presently indeterminate number of shares of common stock as shall be issued upon conversion of Series E Preferred Stock (the "Preferred Stock") and warrants pursuant to Rule 416.


                       (cover page continued on next page)

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5 - 11 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares of
Common  Stock  being   offered  by  the  Selling   Stockholders.   See  "Selling
Stockholders" and "Plan of Distribution." The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The total expenses to be paid by the Company for this offering are estimated at $ 13,531.29.

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1998

                           FORWARD-LOOKING STATEMENTS

Certain information incorporated by reference into this Prospectus under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere include "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could affect the Company's financial results is included in this Prospectus and in the Company's Annual Report for the fiscal year ended March 31, 1998 on Form 10-KSB and in other documents incorporated by reference herein.


                              AVAILABLE INFORMATION

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically on the Internet at http://www.sec.gov. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "SBAS." Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, NW, Washington, DC 20006-1500.

The Company has filed with the Commission a registration statement on Form S-3 (together with any and all amendments, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference." For further information regarding the Company and the Common Stock reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Report on Form 10-KSB for the fiscal year ended March 31, 1998, and (ii) the description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 10, as amended, dated April 27, 1995, filed pursuant to Section 12(g) of the Exchange Act. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Investor Relations, StarBase Corporation, 18872 MacArthur Boulevard, Irvine, CA 92612; (714) 442-4400.

                                   THE COMPANY

StarBase Corporation develops, markets and supports team-oriented product development software that addresses the evolving needs of personal computer users involved in projects requiring substantial collaboration. The Company was founded in 1991 to address the inability of software development projects to deliver software products on time and within budget, initially through the improvement of individual programmer productivity tools. During 1993-1994, however, the Company concluded that a next generation of individual productivity tools would not be a lasting solution to the software productivity problem. Based on focus group studies and market research, the Company decided to focus entirely on the development and marketing of software designed to increase team productivity, rather than individual programmer productivity. The Company was reorganized in fiscal year 1996 to reflect this change in product and market focus.


                           PRINCIPAL EXECUTIVE OFFICES

The principal executive offices of the Company are located at 18872 MacArthur Boulevard, Irvine, CA 92612; its telephone number is (714) 442-4400 and its fax number is (714) 442-4404.


                                  RISK FACTORS

THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.

* Significant Cash Requirements. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended March 31, 1995, 1996, 1997, 1998 was $6,179,000; $4,949,000; $6,506,000 and $5,662,000, respectively. Continued
      operations will depend on its cash flow, if any, from operations or its ability to raise additional funds through equity, debt or other financing. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms favorable to the Company. If the Company cannot obtain needed funds, it may be forced to cut back or curtail its activities, in which case the business prospects of the Company would be materially and adversely affected.

* History of Losses. There can be no assurance that the Company's product development efforts will result in a commercially viable business or that the Company will be able to generate significant revenues or operate profitably. Since its inception, the Company has had a history of losses and as of March 31, 1998, the Company had an accumulated deficit of $42,081,000. The Company anticipates incurring additional losses until it can successfully market and distribute its existing integrated team environment ("ITE") products and successfully develop, market, and distribute its planned future products. The development of software products is difficult and time consuming, requiring the coordinated participation of various technical and marketing personnel and, at times, independent third-party suppliers. This development process often encounters unanticipated delays and expenses, and unanticipated changes in features and functionality extend projected time schedules and increase estimated expenses. The likelihood of the success of the Company's business must be considered in light of the problems, expenses, and unforeseen delays frequently encountered in connection with the development of new technologies. There can be no assurance that the Company will ever achieve profitability.

* Product Lines Under Development; Developing Market. The Company's success will be dependent in large part upon its ability to market its StarTeam products and to quickly introduce and market additional products. While the Company is in various stages of developing additional products, there can be no assurance that such additional products will be completed or successfully marketed. User preferences for software products are difficult to predict and, historically, only a limited number of software products have achieved sustained market acceptance. Demand for software products is subject to a number of variables, including user preferences and the size of the installed base of personal computers capable of running the products. Further, the market for ITE software products is evolving. There can be no assurance that the products introduced by the Company will achieve acceptance, or that other software vendors will not develop and market products which render the Company's products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for the Company's products would have a material adverse effect on the Company.

* Fluctuations in Quarterly Results. The Company's results of operations have historically varied substantially from quarter to quarter and the Company expects they will continue to do so. In the past, the operating results varied significantly as a result of a number of factors, including the size and timing of customer orders or consulting agreements, product mix, seasonality, the timing of the introduction and customer acceptance of new products or product enhancements by the Company's competitors, new products or version releases by the Company, changes in pricing policies by the Company or its competitors, marketing and promotional expenditures, research and development expenditures, and changes in general economic conditions.

      The Company's operating expenses are relatively fixed in the short term. For example, the Company intends to make significant expenditures to enhance its sales and marketing and research and development activities. Once such expenditures are incurred, the Company may be unable to reduce them quickly if revenue is less than expected. As a result, fluctuations in revenues can cause significant variations in quarterly results of operations. The Company does not operate with an order backlog and a substantial portion of its revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. Due to the foregoing factors, the Company believes that quarter to quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, there can be no assurance that the Company will be profitable on a quarter to quarter or any other basis in the future.

* Intense Competition. The software industry is highly competitive, and user demand for particular software may be adversely affected by the number of competitive products from which to choose. The Company's competitors include a broad range of companies that develop and market tools for software application development. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing, sales, and marketing resources than the Company. There can also be no assurance that the Company's competitors have not or will be unable to develop products comparable or superior to those developed by the Company or to adapt more quickly than the Company to new technologies, evolving industry trends or customer requirements.

      The Company believes that its ability to compete depends on factors both within and outside its control, including the timing and success of new products developed by it and its competitors, product performance and price, ease of use, support of industry standards, and customer support and service. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In particular, competitive pressures from existing and new competitors who offer lower prices could result in loss of sales, cause the Company to institute price reductions, or result in reduced margins and loss of market share, all of which would adversely affect the Company's results of operations.

* Dependence on and Intense Competition for Key Personnel. The Company's success depends in large part on the continued service and performance of certain key technical, marketing, sales, and management personnel. None of the Company's management is covered by an employment contract or key person life insurance. In addition, competition for such personnel in the software industry is intense and the process of locating highly qualified technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire and retain qualified personnel could have a material adverse effect upon the Company's business, results of operations, and research and development efforts.

* Strategic Alliances. The development of alliances with selected software companies that complement the Company's market and sales direction is an element in the Company's marketing strategy. These alliances typically involve joint marketing agreements and the inclusion of the Company's products in the product line of the strategic partner. To date, the Company has entered into bundling agreements with companies including, among others, Oracle, Aonix, Penumbra, SoftQuad and Visix. There can be no assurance, however, of increased revenues as a result of these bundling agreements or any other such alliance.

* Dependence on New Products and Adaptation to Technological Change. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new product introductions. The Company's future success will depend on its ability to enhance its current products, to develop new products on a timely and cost- effective basis to meet changing customer needs and to respond to emerging industry standards and other technological changes. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, could have a material adverse effect on the Company's results of operations.

      Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance.

* Reliance on Microsoft. Microsoft Windows has gained widespread market acceptance as the dominant computer operating system. Accordingly, the Company has developed and is developing software products that function in the Microsoft Windows, Windows 95, Windows 98 or Windows NT environments, and anticipates that future products will also be designed for use in these Microsoft environments. Because the Company expects that its Microsoft-based applications will account for a significant portion of new revenue for the foreseeable future, sales of the Company's new products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows 95 and Windows NT. The Company's ability to develop products using the Microsoft Windows, Windows 95, Windows 98 and Windows NT environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance. Moreover, the abandonment by Microsoft of its current operating system, product line or strategy, or the decision by Microsoft to develop and market products that directly or indirectly compete with the Company's products would have a material adverse effect on the Company's business, financial condition, and results of operations.

* YEAR 2000. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have data-sensitive software may recognize a date using "00" as the calendar year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Although the Company's management believes that its currently supported products and its internal computer systems are Year 2000 compliant, the failure of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company's results of operations, financial position and cash flows.

* Research and Development Costs. The development of sophisticated software products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product could result in the complete loss of the funds committed by the Company to that product, which could be substantial.

* Risk of Expansion Strategy. The expansion of the Company's product line has extended its resources, and is expected to continue to extend the Company's management and operations, including its sales, marketing, customer support, research and development, and finance and administrative operations. The Company's future performance will depend in part on its ability to manage growth, should that occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from such growth. The failure of the Company's management to respond to and manage growth effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

* Protection of Proprietary Rights. The Company's success depends heavily upon its proprietary technology. It relies on a combination of copyright, trademark, and trade secret laws, confidentiality procedures, and licensing arrangements to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees and distributors, and limits access to and distribution of its software, documentation, and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may fluctuate depending on judicial interpretation of applicable law and may be unavailable or limited in certain foreign countries.

      The Company provides its products to end-users primarily under "shrink-wrap" license agreements included within the packaged software. These agreements are not negotiated with or signed by the licensee, and thus these agreements may not be enforceable in certain jurisdictions where enforcement is either expensive or limited for other reasons. Protection of intellectual property can be extremely costly.

      The Company is not aware of any instances where any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products or that management of the Company is aware of all potential claims of infringements. Any such claims, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements.

* Possible Dilution Due to Issuance of Additional Common Stock; Market Overhang. As of June 30, 1998, the Company had issued 19,049,405 shares of Common Stock; 550,000 shares of Common Stock were issuable upon the conversion of the Series D Preferred Stock; 2,772,953 shares of Common Stock were issuable upon the conversion of Series E Preferred; 2,177,722 shares of Common Stock were issuable upon the exercise of outstanding warrants issued by the Company, and 3,981,820 shares of Common Stock were issuable upon the exercise of outstanding options issued by the Company. The Company is presently undertaking a private placement of 1,000,000 shares of Series G Preferred Stock and 1,000,000 shares of Series H Preferred Stock which might result in approximately 2,000,000 shares of Common Stock being issued upon the conversion of the Series G and Series H Preferred Stock. Furthermore, the Company may conduct additional offerings of its Common Stock or securities convertible into Common Stock.

      As a result of the above transactions, the voting power of each holder of Common Stock may be diluted by the issuance of additional shares of Common Stock. Also, the book value per share of Common Stock may be reduced upon the exercise of outstanding options or warrants or the conversion of Preferred Stock, depending upon the exercise price of the options or warrants and the conversion ratio of the Preferred Stock, and the book value per share of Common Stock, at the time of such exercise or conversion.

      Furthermore, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the registration under the Securities Act of such additional shares. In addition, the prospect of future sales of shares of Common Stock issuable upon the exercise of outstanding warrants and options may have a depressive effect upon the market price of the Common Stock, as such warrants and options would be more likely to be exercised at a time when the price of the Common Stock is in excess of the applicable exercise price.

* Concentration of Share Ownership. Based upon the shares outstanding as of June 30, 1998, the Company's Chairman of the Board of Directors and the Company's officers, directors and their affiliates as a group, beneficially own approximately 3.9% and 7.7%, respectively, of the Company's outstanding Common Stock. These amounts include Common Stock issuable upon the exercise of warrants and/or options as well as indirect ownership of Common Stock. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

      No Dividends. The Company has not paid any dividends on its Common Stock since inception. Under the corporate law of Delaware, the Company is prohibited from paying dividends except in certain defined circumstances. Included in these restrictions is the requirement that dividends be paid out of the Company's surplus (retained earnings) or, if there is no surplus, out of the Company's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. On March 31, 1998, the Company's balance sheet reflected an accumulated deficit of
      $42,081,000, which prevents it from paying dividends in the foreseeable future.

* Fluctuations in the Company's Stock Price. The trading price of the Company's Common Stock has historically been subject to wide fluctuation in response to variations in the actual or anticipated operating results of the Company, announcements of new products or technological innovations by the Company or its competitors, and general conditions in the industry. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high-technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

* Shares Eligible for Sale. As of June 30, 1998, the Company had outstanding 19,049,405 shares of Common Stock of which 17,485,849 shares are freely transferable without restriction or further registration under the Securities Act. Of the 17,485,849 shares which are freely transferable, 568,124 are owned by affiliates and are subject to the volume limitations of Rule 144. Under Rule 144, as amended, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a one year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a two year holding period is satisfied, persons who are not "Affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock

      An additional 6,159,542 shares of Common Stock which are not issued and outstanding but which are issuable upon the exercise of warrants and options are or may be included in currently effective registration statements (of which 1,475,354 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements. The shares of Common Stock issuable upon the exercise of options are subject to various vesting periods.

      An additional 3,322,953 Shares of the Common Stock which are not issued and outstanding but which are issuable upon conversion of Series D and Series E Preferred Stock are or may be included in currently effective registration statements (of which 1,475,354 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements.

* Outstanding Rights to Acquire Common Stock. To the extent that outstanding options and warrants are exercised prior to their expiration dates, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders.
      Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.

*     Authorization  and Issuance of Preferred  Stock.  The  Company's  Board of
      Directors is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

* Nasdaq SmallCap Market Maintenance Requirements; Possible Delisting of Securities from Nasdaq SmallCap Market. The Board of Governors of the National Association of Securities Dealers, Inc. has
      established certain standards for the continued listing of a security on the Nasdaq SmallCap Market ("SmallCap"). The maintenance standards for continued listing of the Company's Common Stock on the SmallCap require, among other things, that (i) an issuer have net tangible assets of at least $2 million or market capitalization of at least $35 million or net income (2 of last 3 years) of at least $500,000; (ii) the public float be at least 500,000 shares (iii) the market value of its public float is at least $1 million; (iv) the minimum bid price of its Common Stock is at least $1.00; and (v) the issuer has at least 300 round lot shareholders (holding at least 100 shares) and (vi) at least two market makers. As of March 31, 1998, the Company's net tangible assets were $4,430,000. Although the Company is currently in compliance with the listing requirements, there can be no assurance that the Company will satisfy the requirements for maintaining a SmallCap listing in the future. If the Company's securities were excluded from SmallCap, it may adversely affect the prices of such securities and the ability of holders to sell them. If the Company's securities were excluded from SmallCap, the Company would seek to re-list its securities on the Nasdaq Electronic Bulletin Board system.

* Penny Stock Regulation. In the event that the Company's securities are not listed on the SmallCap, trading would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, trading in the Common Stock would be covered by Rule 15g- 9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.


                                 USE OF PROCEEDS

The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from sales thereof. Certain of the shares offered hereby, however, are issuable upon exercise of the Warrants held by the Selling Stockholders. Included in this Prospectus are 1,436,686 Warrants exercisable at $1.80 per share through February 20, 1999 and, thereafter, at $2.00 per share through February 20, 2000; 10,000 Warrants exercisable at $1.80 per share through September 5, 2000 and 28,668 Warrants exercisable at $1.25 through September 5, 2000. If all Warrants representing shares of Common Stock in this offering are exercised, the Company will receive aggregate proceeds therefrom of $2,639,870 through February 20, 1999 or a maximum of $2,927,207 if all Warrants are exercised between February 21, 1999 and February 20, 2000. The proceeds from any and all Warrants exercised will be used for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

The Shares being offered for resale by the Selling Stockholders were acquired in connection with a January and February 1998 private placement (the "Private Placement") and consist of the Common Stock issuable upon conversion of the Series E Preferred Stock and upon exercise of the Warrants. In addition 38,668 shares are issuable upon the conversion of warrants held by participants in the placement of convertible debentures in August and September, 1997.

In connection with the issuance of the Preferred Stock to the Selling Stockholders, the Company agreed to file and use its best efforts to cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company has also agreed to use its best efforts to keep the Registration Statement effective until the earliest of (A) September 5, 2001,
(B) such time as all of the shares have been sold, and (C) such date as all of the shares may be sold under Rule 144. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, employees, partners, legal counsel and accountants, and each underwriter, if any, and each person who controls any such underwriter, against certain expenses, claims, losses, damages and liabilities (or action in respect thereof). The Company has agreed to pay its expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

The following table sets forth the name of each Selling Stockholder and the number of shares of Common Stock being offered by each Selling Stockholder. The shares of Common Stock being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. See "Plan of Distribution."


                                                                 Amount        Percentage
                                    Amount                     Beneficially   Beneficially
                                 Beneficially                    Owned          Owned
                                  Owned Prior       Amount      Following      Following
            Name                  to Offering      Offered     Offering (1)     Offering
-----------------------------    ------------     ----------   ------------   ------------
ADJ Ventures, LLC                   300,000(2)    300,000(2)          0            *
American Capital Consultants,       150,000(3)    150,000(3)          0            *
   LTD
American High Growth Equities       163,333(4)    163,333(4)          0            *
   Retirement Trust
Eric Appell                         111,200(5)     25,200(5)     86,000            *
Ardent Research Partners, LP        270,000(3)    150,000(3)    120,000            *
The Bank of Bermuda Limited         240,000(6)    240,000(6)          0            *
Clifford Berger                     379,400(3)    150,000(3)    229,400   1 %
Berings International, Inc.          75,000(7)     75,000(7)          0            *
Grant Bettingen                      22,083(8)     18,750(8)      3,333            *
Canaccord Capital Corporation        16,800(9)     16,800(9)          0            *
David Cantrell                       10,000(10)    10,000(10)         0            *
CB Equities Retirement Trust          9,334(11)     2,667(11)     6,667            *
CounterPoint Master, LLC            262,000(12)   210,000(12)    52,000            *
Denise K. DiGiacomo                  37,500(13)    37,500(13)         0            *
Jedd Dunas                           23,691(14)    23,691(14)         0            *
Forrester, Michael G. Forrester &   150,000(3)    150,000(3)          0            *
   Pamela W. Forrester
Lawrence C. Gibson                   44,918        44,918             0            *
Klindt Ginsberg                      14,200(15)     4,200(15)    10,000            *
Gruber & McBain Int'l               216,667(3)    150,000(3)     66,667            *
Gruber, Jon & Linda Gruber           97,733(16)    44,400(16)    53,333            *
Gundyco in Trust for RRSP 550-       12,668(11)    12,668(11)         0            *
   98867-18
Julius Hess                          30,000(17)    30,000(17)         0            *
High View Fund                      212,000(3)    150,000(3)     62,000            *
High View Fund II, LP               166,700(3)    150,000(3)     16,700            *
High View Fund, LP                  271,300(3)    150,000(3)    121,300            *
High View SSFI Fund, LDC            150,000(3)    150,000(3)          0            *
Hisaya Ltd                          112,222(18)    90,000(18)    22,222            *
Infiniti Investment Fund, LP        150,000(3)    150,000(3)          0            *
Adam C. Joseph                       75,000(7)     75,000(7)          0            *
Michael Korns                       150,000(3)    150,000(3)          0            *
Lagunitas Partners LP               503,333(18)    90,000(18)   413,333      2     %
Kent W. Lillick                      37,500(19)    37,500(19)         0            *
Lockhead Martin Master               32,600(20)    15,600(20)    17,000            *
   Retirement Trust #169629
   (Pitt & Co/169629)
Lawrence McCullough                  30,000(17)    30,000(17)         0            *
Robert F. McCullough Jr             109,268(21)   108,601(21)       667            *
Robert F. McCullough Family         137,073(22)   134,406(22)     2,667            *
Foundation
Robert F. McCullough Sr              75,000(7)     75,000(7)          0            *
Delaware Charter Cust for IRA

McCullough Living Trust DTD         557,073(23)   284,406(23)   272,667      1     %
11/30/92
D. Jonathan Merriman                 87,900(24)    87,900(24)         0            *

Novante Communications              150,000(3)    150,000(3)          0            *
Corporation  Money Purchase
Plan Trust
Alain Oberrotman                    101,277(25)    92,610(25)     8,667            *
The Seidler Companies                40,950(26)    19,950(26)    21,000            *
Sheffield Grace Inc.                 13,125(27)    13,125(27)         0            *
Richard Stone                        41,000(17)    30,000(17)    11,000            *
Brian G. Swift & Suzanne B          150,000(3)    150,000(3)          0            *
Swift TTEES UTD 3/13/91 FBO
Brian and Suzanne Swift 1991
Living Trust

------------------------
(1) Assumes no sales are effected by the Selling Stockholder during the offering period other than pursuant to this Registration Statement.
(2) Includes 100,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(3) Includes 50,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(4) Includes 50,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000 and 13,333 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.25 through September 5, 2000.
(5) Includes 8,400 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(6) Includes 80,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(7) Includes 25,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(8) Includes 6,250 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(9) Includes 5,600 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(10) Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 through September 5, 2000.

(11) Common Stock issuable upon the exercise of warrants at an exercise price of $1.25 through September 5, 2000.
(12) Includes 70,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through January 9, 1999 and at an exercise price of $2.00 from January 10, 1999 through January 9, 2000.
(13) Includes 12,500 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(14) Includes 7,897 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(15) Includes 1,400 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(16) Includes 14,800 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(17) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(18) Includes 30,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(19) Includes 12,500 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(20) Includes 5,200 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(21) Includes 25,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000 and 11,200 shares at an exercise price of $1.80 through January 8, 1999 and at an exercise price of $2.00 from January 9, 1999 through January 8, 2000.
(22) Includes 44,802 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through January 8, 1999 and at an exercise price of $2.00 from January 9, 1999 through January 8, 2000.
(23) Includes 50,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000 and 44,802 shares at an exercise price of $1.80 through January 8, 1999 and at an exercise price of $2.00 from January 9, 1999 through January 8, 2000.
(24) Includes 29,300 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(25) Includes 31,010 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.
(26) Includes 6,650 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.

(27) Includes 4,375 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $1.80 per share through February 20, 1999 and at an exercise price of $2.00 from February 21, 1999 through February 20, 2000.

*     Represents less than one percent.

Except as set forth in the notes above, no Selling Stockholder has held any position or office, or has had any material relationship, with the Company or any of its affiliates within the past three years.


                              PLAN OF DISTRIBUTION

The Selling  Stockholders may sell Shares in any of the following  transactions:
(i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq SmallCap Market or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, concessions or commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Certain of the underwriters, dealers or agents may have other business relationships with the Company and its affiliates in the ordinary course of business.


                                 TRANSFER AGENT

The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005; its telephone number is (212) 936-5100.


                                  LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036-8735; its telephone number is (212) 704-6000.


                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended March 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 2 to the financial statements, and an explanatory paragraph relating to the Company's restated loss per common share calculation, as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                ----------------



                                TABLE OF CONTENTS                         PAGE
---------------------------------------------------------------------   --------

Available Information                                                          3
Incorporation of Certain Documents by Reference                                4
Risk Factors                                                                   5
Use of Proceeds                                                               11
Selling Stockholders                                                          12
Plan of Distribution                                                          16
Transfer Agent                                                                16
Legal Matters                                                                 16
Experts                                                                       16

================================================================================



                             SHARES OF COMMON STOCK
                           (Par Value $0.01 per Share)

                              STARBASE CORPORATION


                                 --------------

                                   PROSPECTUS

                                 --------------


                                 July ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting discounts and commissions.
Except for the SEC registration fee, all amounts are estimates.


SEC Registration Fee                                                  $ 2,531.29
Printing and Engraving Expenses                                           500.00
Legal Fees and Expenses                                                 2,000.00
Accounting Fees and Expenses                                            5,000.00
Registrar and Transfer Agent Fees and Expenses                            500.00
Blue Sky Fees and Expenses                                              2,000.00
Miscellaneous Expenses                                                  1,000.00

                                                                      ----------
    Total                                                             $13,531.29
                                                                      ==========

All of the costs identified above will be paid by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the General Corporation Law of Delaware ("Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of the Company, as amended, provides in effect for the elimination of the liability of directors to the extent permitted by Delaware Law.

Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The

Company's   By-laws   entitle   officers   and   directors  of  the  Company  to
indemnification to the fullest extent permitted by Delaware Law.

The Company has entered into an agreement with each of its directors and certain officers which provide for indemnification by the Company against certain liabilities, including liabilities under the Securities Act. In addition, the Company maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act.

See  Item  17 of  this  Registration  Statement  regarding  the  opinion  of the
Securities  and  Exchange   Commission  with  respect  to  indemnification   for
liabilities arising under the Securities Act.


ITEM 16. EXHIBITS.


EXHIBIT
  NO.                          DESCRIPTION OF EXHIBIT
-------     --------------------------------------------------------------------

4.1            Certificate  of Amendment of  Designation  for Series E Preferred
               Stock
4.2            Certificate of Designation for Series E Preferred Stock
4.3            Certificate of Designation for Series E Preferred Stock
4.4            Form of Securities Purchase Agreement (Series E Preferred Stock)
4.5            Form of Registration Rights Agreement (Series E Preferred Stock)
5.1            Opinion of Parker Chapin Flattau & Klimpl, LLP
23.1           Consent  of Parker  Chapin  Flattau & Klimpl,  LLP  (included  in
               Exhibit 5.1)
23.2           Consent of PricewaterhouseCoopers LLP
24.1 Powers of Attorney of certain directors and officers of the Company (included on page II-6)




ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 10, 1998.

                                                STARBASE CORPORATION

                                                By: /S/ William R. Stow III
                                                   -----------------------------
                                                   William R. Stow III

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Stow III and Douglas S. Norman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


        SIGNATURE                      TITLE                         DATE


/s/ William R. Stow III          Chief Executive Officer         _________, 1998
----------------------------       Chairman of the Board
   William R. Stow III


/s/ Donald R. Farrow             President and Director          _________, 1998
----------------------------
     Donald R. Farrow


/s/ John R. Snedegar                    Director                 _________, 1998
----------------------------
     John R. Snedegar


/s/ Phillip E. Pearce                   Director                 _________, 1998
----------------------------
    Phillip E. Pearce


/s/ Daniel P. Ginns                     Director                 _________, 1998
----------------------------
     Daniel P. Ginns

                                  EXHIBIT INDEX


EXHIBIT                                                               SEQUENTIAL
  NO.                DESCRIPTION OF EXHIBIT                             PAGE
                                                                       NO./REF.
-------     ---------------------------------------------             ----------

4.1            Certificate of Amendment of Designation for
               Series E Preferred Stock                                    II-8

4.2            Certificate of Designation for Series E Preferred
               Stock                                                        (A)

4.3            Form of Securities Purchase Agreement
               (Series E Preferred Stock)                                  II-9

4.4            Form of Registration Rights Agreement
               (Series E Preferred Stock)                                   (A)

5.1            Opinion of Parker Chapin Flattau & Klimpl, LLP              II-22

23.1           Consent of Parker Chapin Flattau & Klimpl, LLP
               (included in Exhibit 5.1)                                   II-22

23.2           Consent of PricewaterhouseCoopers LLP                       II-23

24.1           Powers of Attorney of certain directors and
               officers of the Company                                      (B)


(A) Incorporated herein by reference to the Company's Form 8-K (file number 0-25612) filed with the Commission on January 8, 1998.

(B)   Included as part of the signature page on page II-6 of this filing.